Exhibit 99.2

April 30, 2020

Twitter Announces First Quarter 2020 Results

Reports 24% Year-over-Year Growth in Monetizable Daily Active Usage (mDAU) and Total Revenue of $808 Million

SAN FRANCISCO, California - Twitter, Inc. (NYSE: TWTR) today announced financial results for its first quarter 2020.

“In this difficult time, Twitter’s purpose is proving more vital than ever. We are helping the world stay informed, and providing a unique way for people to come together to help or simply entertain and remind one another of our connections. We’ve delivered our strongest ever year over year mDAU growth,” said Jack Dorsey, Twitter’s CEO. “Public conversation can help the world learn faster, solve common problems, and realize we’re all in this together. Our task now is to make sure we retain that connection over the long term with the many people new to Twitter.”

“Revenue was $808 million in Q1, up 3% year over year, reflecting a strong start to the quarter that was impacted by widespread economic disruption related to COVID-19 in March,” said Ned Segal, Twitter’s CFO. “We are shifting resources and priorities to increase focus on our revenue products and reduce expense growth, ensuring our resources are allocated against our most important work. Revenue product has been elevated to our top company priority, as the current environment validates and creates even more urgency around delivering more direct response ad formats.”

First Quarter 2020 Operational and Financial Highlights
•Q1 revenue totaled $808(1) million, an increase of 3% year-over-year.
◦Advertising revenue totaled $682 million, up approximately $3 million year-over-year.
▪Total ad engagements increased 25% year-over-year.
▪Cost per engagement (CPE) decreased 19% year-over-year.
◦Data licensing and other revenue totaled $125 million, an increase of 17% year-over-year.
◦US revenue totaled $468 million, an increase of 8% year-over-year.
◦International revenue totaled $339 million, a decrease of 4% year-over-year.
•Q1 costs and expenses totaled $815 million, an increase of 18% year-over-year. This resulted in an operating loss of $7 million and -1% operating margin, compared to operating income of $94 million or 12% in the same period of the previous year.
•Q1 net loss was $8 million, representing a net margin of -1% and diluted EPS of ($0.01). This compares to net income of $191 million, a net margin of 24% and diluted EPS of $0.25 in the same period of the previous year. Excluding a $124 million tax benefit related to the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset, adjusted net income was $66(2) million, with adjusted net margin of 8% and adjusted diluted EPS of $0.09 in the same period last year.
•Average monetizable daily active users (mDAU) were 166 million for Q1, compared to 134(3) million in the same period of the previous year and compared to 152 million in the previous quarter.
◦Average US mDAU were 33 million for Q1, compared to 28 million in the same period of the previous year and compared to 31 million in the previous quarter.
◦Average international mDAU were 133 million for Q1, compared to 105 million in the same period of the previous year and compared to 121 million in the previous quarter.

____________________________________
(1)Please note that the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in Q1’20 due to rounding. The sum of US revenue and international revenue does not add up to total revenue in Q1’20, also due to rounding.
(2)Please note that Q1'19 net income less our Q1'19 tax benefit related to the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset does not equal adjusted net income due to rounding.
(3)Please note that the sum of US mDAU and international mDAU does not add up to total mDAU in Q1’19 due to rounding.

Outlook
Given the unprecedented uncertainty and rapidly shifting market conditions of the current business environment, we are not providing quarterly revenue or operating income guidance for Q2. Although we are also not updating our previously withdrawn full-year outlook for expense and headcount growth, capital expenditures, or stock-based compensation at this time, please note the following:
•Capital expenditures: While we remain committed to building out a new data center, recent developments may impact capex spend in full-year 2020. Current IT supply chain constraints are likely to affect timing of the buildout and elevated near-term capacity needs are driving increased spend on our existing infrastructure.
•SBC: Stock-based compensation expense is closely tied to headcount, timing of grants, and vesting. We have diminished visibility for full-year 2020 expenses with reductions in our hiring ramp underway, but we do expect SBC to grow sequentially in Q2 by 25% or more.

For more information regarding the non-GAAP financial measures discussed in this press release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Appendix

First Quarter 2020 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, April 30, 2020, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the first quarter 2020. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Second Quarter Earnings Release Details
Twitter expects to release financial results for the second quarter of 2020 on July 23, 2020, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)
Twitter is what's happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the first quarter of 2020 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance and strategies to improve financial and operating performance, and reduce expense growth; the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; Twitter’s anticipated strategies, and product and business plans and its priorities, product initiatives, product development plans and allocation of resources,and Twitter’s expectations regarding future capital expenditures and other expenses, including headcount growth and its investments in a new data center, and the timing of these expenditures. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition and operating results and the achievement of our strategic objectives as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations and fail to drive mDAU growth; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020. The forward-looking statements in this press release are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended March 31, 2020, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax benefit from the establishment of a deferred tax asset related to an intra-entity transfer of an intangible asset in the three months ended March 31, 2019, and no other adjustments were made in the calculation of these measures. Adjusted net margin is calculated by dividing adjusted net income (loss) by GAAP revenue. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted dilutive net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share, or the effect of the one-time income tax benefits related to the establishment of a deferred tax asset described above, which are non-operating benefits. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:
Cherryl Valenzuela
ir@twitter.com

Press:
Giovanna Falbo
press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,463,349	$1,799,082
Short-term investments	4,207,315	4,839,970
Accounts receivable, net	656,377	850,184
Prepaid expenses and other current assets	140,538	130,839
Total current assets	8,467,579	7,620,075
Property and equipment, net	1,081,371	1,031,781
Operating lease right-of-use assets	666,527	697,095
Intangible assets, net	64,565	55,106
Goodwill	1,269,633	1,256,699
Deferred tax assets, net	1,856,293	1,908,086
Other assets	134,757	134,547
Total assets	$13,540,725	$12,703,389
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$183,921	$161,148
Accrued and other current liabilities	370,256	500,893
Operating lease liabilities, short-term	141,955	146,959
Finance lease liabilities, short-term	13,888	23,476
Total current liabilities	710,020	832,476
Convertible notes, long-term	2,706,038	1,816,833
Senior notes, long-term	692,240	691,967
Operating lease liabilities, long-term	582,872	609,245
Deferred and other long-term tax liabilities, net	25,366	24,170
Other long-term liabilities	28,562	24,312
Total liabilities	4,745,098	3,999,003
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,952,059	8,763,330
Accumulated other comprehensive loss	(157,997)	(70,534)
Retained earnings	1,561	11,586
Total stockholders’ equity	8,795,627	8,704,386
Total liabilities and stockholders’ equity	$13,540,725	$12,703,389

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$807,637	$786,890
Costs and expenses
Cost of revenue	284,037	264,011
Research and development	200,388	146,246
Sales and marketing	221,287	205,799
General and administrative	109,368	77,176
Total costs and expenses	815,080	693,232
Income (loss) from operations	(7,443)	93,658
Interest expense	(33,270)	(37,260)
Interest income	32,897	40,541
Other expense, net	(7,719)	(436)
Income (loss) before income taxes	(15,535)	96,503
Benefit from income taxes	(7,139)	(94,301)
Net income (loss)	$(8,396)	$190,804
Net income (loss) per share:
Basic	$(0.01)	$0.25
Diluted	$(0.01)	$0.25
Weighted-average shares used to compute net income (loss) per share:
Basic	780,688	764,550
Diluted	780,688	777,689

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(8,396)	$190,804
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	120,649	113,474
Stock-based compensation expense	97,903	83,491
Amortization of discount on convertible notes	21,504	30,877
Bad debt expense	14,067	627
Deferred income taxes	(7,024)	14,364
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	(124,420)
Impairment of investments in privately-held companies	8,003	—
Other adjustments	(8,425)	3,446
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	168,932	103,633
Prepaid expenses and other assets	(6,252)	(9,284)
Operating lease right-of-use assets	38,749	35,433
Accounts payable	(14,480)	(12,879)
Accrued and other liabilities	(139,168)	(47,997)
Operating lease liabilities	(39,295)	(29,876)
Net cash provided by operating activities	246,767	351,693
Cash flows from investing activities
Purchases of property and equipment	(122,667)	(83,026)
Proceeds from sales of property and equipment	1,623	1,956
Purchases of marketable securities	(1,233,530)	(1,635,142)
Proceeds from maturities of marketable securities	1,125,634	1,711,300
Proceeds from sales of marketable securities	722,253	34,358
Business combinations, net of cash acquired	(14,780)	—
Other investing activities	(12,389)	—
Net cash provided by investing activities	466,144	29,446
Cash flows from financing activities
Proceeds from issuance of convertible notes	1,000,000	—
Debt issuance costs	(14,662)	—
Taxes paid related to net share settlement of equity awards	(11,693)	(9,477)
Payments of finance lease obligations	(9,966)	(19,719)
Proceeds from exercise of stock options	305	95
Net cash provided by (used in) financing activities	963,984	(29,101)
Net increase in cash, cash equivalents and restricted cash	1,676,895	352,038
Foreign exchange effect on cash, cash equivalents and restricted cash	(11,948)	(146)
Cash, cash equivalents and restricted cash at beginning of period	1,827,666	1,921,875
Cash, cash equivalents and restricted cash at end of period	$3,492,613	$2,273,767
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$1,312	$—
Changes in accrued property and equipment purchases	$38,512	$43,720
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$3,463,349	$2,247,661
Restricted cash included in prepaid expenses and other current assets	1,846	1,222
Restricted cash included in other assets	27,418	24,884
Total cash, cash equivalents and restricted cash	$3,492,613	$2,273,767

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Non-GAAP net income and net income per share:
Net income (loss)	$(8,396)	$190,804
Exclude: Benefit from income taxes	(7,139)	(94,301)
Income (loss) before income taxes	(15,535)	96,503
Stock-based compensation expense	97,903	83,491
Amortization of acquired intangible assets	5,041	4,785
Non-cash interest expense related to convertible notes	21,504	30,877
Impairment on investments in privately-held companies	8,003	—
Non-GAAP income before income taxes	116,916	215,656
Non-GAAP provision (benefit) for income taxes (1)	29,508	(72,829)
Non-GAAP net income	$87,408	$288,485
GAAP basic shares	780,688	764,550
Dilutive equity awards (2)	9,987	13,139
Non-GAAP diluted shares (3)	790,675	777,689
Non-GAAP diluted net income per share	$0.11	$0.37
Adjusted EBITDA:
Net income (loss)	$(8,396)	$190,804
Stock-based compensation expense	97,903	83,491
Depreciation and amortization expense	120,649	113,474
Interest and other expense (income), net	8,092	(2,845)
Benefit from income taxes	(7,139)	(94,301)
Adjusted EBITDA	$211,109	$290,623
Stock-based compensation expense by function:
Cost of revenue	$5,756	$5,048
Research and development	60,587	46,261
Sales and marketing	18,839	18,065
General and administrative	12,721	14,117
Total stock-based compensation expense	$97,903	$83,491
Amortization of acquired intangible assets by function:
Cost of revenue	$5,041	$4,320
Sales and marketing	—	465
Total amortization of acquired intangible assets	$5,041	$4,785
Non-GAAP costs and expenses:
Total costs and expenses	$815,080	$693,232
Less: stock-based compensation expense	(97,903)	(83,491)
Less: amortization of acquired intangible assets	(5,041)	(4,785)
Total non-GAAP costs and expenses	$712,136	$604,956
Adjusted free cash flow:
Net cash provided by operating activities	$246,767	$351,693
Less: purchases of property and equipment	(122,667)	(83,026)
Plus: proceeds from sales of property and equipment	1,623	1,956
Adjusted free cash flow	$125,723	$270,623
Adjusted net income (loss) and adjusted diluted net income (loss) per share:
Net income (loss)	$(8,396)	$190,804
Exclude: benefit from deferred tax asset (4)	—	(124,420)
Adjusted net income (loss)	$(8,396)	$66,384
GAAP diluted shares	780,688	777,689
Adjusted diluted net income (loss) per share	$(0.01)	$0.09

(1) The non-GAAP benefit from income taxes for the three months ended March 31, 2019 includes a benefit of $124.4 million from the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three months ended March 31, 2019.
(4) The benefit from deferred tax asset in the three months ended March 31, 2019 is related to the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$808	$787
Foreign exchange effect on 2020 revenue using 2019 rates	1
Revenue excluding foreign exchange effect	$809
Revenue year-over-year change percent	3%
Revenue excluding foreign exchange effect year-over-year change percent	3%

Advertising revenue	$682	$679
Foreign exchange effect on 2020 advertising revenue using 2019 rates	1
Advertising revenue excluding foreign exchange effect	$683
Advertising revenue year-over-year change percent	—%
Advertising revenue excluding foreign exchange effect year-over-year change percent	1%

Data licensing and other revenue	$125	$107
Foreign exchange effect on 2020 data licensing and other revenue using 2019 rates	—
Data licensing and other revenue excluding foreign exchange effect	$125
Data licensing and other revenue year-over-year change percent	17%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	17%

International revenue	$339	$355
Foreign exchange effect on 2020 international revenue using 2019 rates	1
International revenue excluding foreign exchange effect	$340
International revenue year-over-year change percent	(4)%
International revenue excluding foreign exchange effect year-over-year change percent	(4)%

International advertising revenue	$301	$317
Foreign exchange effect on 2020 international advertising revenue using 2019 rates	1
International advertising revenue excluding foreign exchange effect	$302
International advertising revenue year-over-year change percent	(5)%
International advertising revenue excluding foreign exchange effect year-over-year change percent	(5)%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the three months ended March 31, 2020 and 2019 above due to rounding.